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                                                                    EXHIBIT 2(c)

                       SECOND AMENDMENT TO THE BYLAWS OF
                                AIM FUNDS GROUP
                          (A DELAWARE BUSINESS TRUST)

                           ADOPTED SEPTEMBER 28, 1994



         RESOLVED, that Article IV, Section 1 of the Fund's By-Laws is hereby amended by redesignating the fifth and sixth sentences of such Section as the sixth and seventh sentences thereof and by adding thereto a new sentence as the fifth sentence of such Section, which sentence shall read in full as follows:

         "A shareholder may authorize any person or entity to act as his proxy through written, electronic, telephonic, computerized, facsimile, telecommunication, telex or oral communication or by any other form of communication."